(ENGLISH VERSION)

CONTRACTS OF MINING EXPLORATION AND OF PROMISE OF ASSIGNMENT OF RIGHTS ENTERED INTO BY AND BETWEEN, AS A FIRST PARTY, MR. FELIX GOMEZ GARCIA, ACTING ON HIS OWN BEHALF AND IN THE NAME AND ON BEHALF OF MR. ZENON FLORES DAMIAN AND ON BEHALF OF MRS. ROMUALDA GOMEZ LOPEZ DE GOMEZ, IN ORDER TO GRANT THE SPOUSE CONSENT REQUIRED- (IN THIS DOCUMENT JOINTLY IDENTIFIED AS THE "TITLEHOLDERS" AND INDIVIDUALLY BY THEIR OWN NAMES); AND, AS A SECOND PARTY, POLO Y RON MINERALES, S.A. DE C.V., (IN THIS CONTRACT THE "BENEFICIARY"), REPRESENTED HEREIN BY MR. ALLAN W. ZEBROWSKI, IN ACCORDANCE WITH THE FOLLOWING DECLARATIONS AND CLAUSES:


                             D E C L A R A T I O N S


I. The TITLEHOLDERS declare:

1. That Mr. Felix Gomez Garcia is Mexican by birth, of legal age, married under community property, as evidenced with copy of the corresponding marriage certificate, recorded in the Federal Taxpayers' Registry under code GOGF-270729-AT3, with legal capacity to enter into contracts and to hold mining concessions, in accordance with that established in the Mining Law and its Regulations.

2. That Mr. Zenon Flores Damian is Mexican by birth, of legal age, married only under the catholic religion with Mrs. Tomasa Perez Garcia, reason why, being not married under the law, for the legal purposes of these Contracts he is considered as single, recorded in the Federal Taxpayers' Registry under code FODZ-390623, with legal capacity to enter into contracts and to hold mining concessions, in accordance with that established in the Mining Law and its Regulations.

3. That they are the only holders of the rights deriving from the mining exploitation concession covering the mining lot named "LOS COMPADRES", title 172622 (in these contracts identified as the LOT), which identification data are the following:

a) "LOS COMPADRES", mining exploitation concession, title 172622, issued on March 30, 1984; located in the Municipality of Tetipac, State of Guerrero, with a surface of 30.0003 hectares, recorded under number 262, page 66,

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   volume 231 of the General Book of Mining Concessions of the Public Registry
   of Mining;

Attached as Exhibit I, is copy of the mining concession title covering the LOT described in the above subparagraph.

4. That the TITLEHOLDERS are considered as current in the fulfillment of the obligation related to the proof of mining works carried out in the LOT; the foregoing taking into consideration that each one of them is titleholder of mining concessions which surface, jointly, do not exceed 100 (one hundred) hectares and, according to the applicable legal provisions of the Mining law and its Regulations, they have no obligation to file proof of assessment works with the General Direction of Mines.

As concerns the payment of duties over mining concessions established in the Federal Duties Law (surface taxes) the TITLEHOLDERS state that a debt by the TITLEHOLDERS with respect to the same LOT exists.

In line with that mentioned in the preceding paragraph, the TITLEHOLDERS also state that they have received an official communication from the mining authorities, requesting them to prove the payment of such surface taxes by means of the filing of the corresponding receipts, including the up-dating of such debt and surcharges deriving from such incompliance; reason why the TITLEHOLDERS obligate themselves to pay the totality of such outstanding surface taxes, upon the receiving by them of the first payment referred to in subparagraph a) of section 4.2 of Clause Second of these Contracts, or if such would not be possible, then the TITLEHOLDERS shall enter into an agreement with the competent tax authorities, with the purpose of paying such total amount due in installments, but not later than November 30, 1998.

As Exhibit II are added copies of the certifications referred to by the second paragraph of article 23 of the Mining Law, whereby it is evidenced that the concession covering the LOT is in effect, also showing the status of compliance with the obligations that the Mining Law and its Regulations impose to the TITLEHOLDERS as concessionaires of the LOT.

5. That the monument indicating the location of the starting point of the LOT, is well preserved, built in the terms of law and maintained in the same place previously approved by the mining authorities.

6. That the rights derived from the mining concession that cover the LOT is free of any liens, encumbrances, burdens or limitations of domain of any nature, and that to the date of execution of this document, the TITLEHOLDERS have not

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entered nor will enter into any Contract, nor they have performed nor will perform any act with respect to the LOT, which could encumber, burden or limit, in any manner whatsoever, the rights that they have over the abovementioned mining concession; therefore, the TITLEHOLDERS guarantee the existence, validity and availability of the rights referred to herein.

7. That with respect to the activities performed in the LOT, as of this date, no legal provisions in the environmental area nor of any other nature have been breached, also stating the TITLEHOLDERS that -when so required- all of the authorizations required to perform works in the LOT were obtained, reason why as of the date of execution of this document, no environmental contingency nor of any other nature that may affect the validity of the mining concession covering the LOT exists.

8. That the TITLEHOLDERS hereby wish to grant to the BENEFICIARY, the exclusive right to evaluate and explore the LOT, for a term of 12 (twelve) months counted from the date of execution and ratification before Notary Public of these Contracts by both parties; which exploration shall be carried out under the terms and conditions established in this document, considering that the BENEFICIARY is capable to be the holder of mining concessions in accordance with the Mining Law and its Regulations and that this Contract of Exploration is authorized in terms of the applicable legal provisions.

9. That, furthermore, the TITLEHOLDERS hereby wish to enter with BENEFICIARY, for the same term, into a Contract of Promise of Assignment of all of the Rights derived from the mining concession covering the LOT, as well as in connection with all the rights that the TITLEHOLDERS have to access the surface covered by the LOT, such as rights for the expropriation of land, temporary occupations, licenses, permits, authorizations, easements or any other equivalent permits that, in general, allow the performance of the mining works; the foregoing, in the terms and conditions set forth in this document.

10. That Mr. Felix Gomez Garcia has the authority to act in the name and on behalf of Mr. Zenon Flores Damian, as evidenced in the General Power of Attorney granted by him before Notary Public in the State of Arizona, United States of America, Apostilled according to the Hague Convention of October 5, 1961; authority that, as of the date of execution of this document, has not been revoked nor modified in any manner.


II. Mr. Felix Gomez Garcia declares that he represents Mrs. Alberta Esthela Gomez Gomez who acts on behalf of Mrs. Romualda Gomez Lopez de Gomez.

1. That Mrs. Alberta Esthela Gomez Gomez has the authority to act in the name and on behalf of Mrs. Romualda Gomez Lopez de Gomez, obligating the latter in

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the terms of these Contracts, as evidenced in public instrument number 27,877, of July 23, 1988, granted before Mr. M.A. Antonio Gutierrez Ysita, Notary Public number 1 for the District of Tenancingo, State of Mexico; authority that, as of the date of execution of this document, has not been revoked nor modified in any manner, and that she appears to this act, in order to grant the spouse consent of her principal to Mr. Felix Gomez Garcia, in order for the latter to enter into these Contracts with the BENEFICIARY, as well as to enter into the contracts that may derive from these Contracts.


III. The BENEFICIARY declares through its representative:

1. That his principal is a Mexican mining company, incorporated in accordance with the Laws of the Mexican United States, as evidenced in public instrument 8,299 of March 10, 1988, granted before Mr. Jose Antonio Lascurain y Osio, at that moment Notary Public 21 for the District of Morelos; and that, in accordance with its corporate purpose, it is capable to be holder of mining concessions, as well as to enter into contracts whose subject matter are rights derived from such concessions.

2. That as representative of the BENEFICIARY, he has the authority to act in the name and on behalf of the latter, obligating itself under the terms of these Contracts, as evidenced in public instrument number 3,889, of February 6, 1998, granted before Ms. Maria del Carmen Breach de Caballero, Notary Public 26 for the District of Morelos; authority that as of the date of execution of this document, has not been revoked nor modified in any manner.

3. That given the declarations of the TITLEHOLDERS, the BENEFICIARY wishes: (i) to enter into a Mining Exploration Contract with the TITLEHOLDERS, with respect to the LOT; and, (ii) that in case that the BENEFICIARY exercises the right to acquire granted herein, the TITLEHOLDERS enter into a definitive Contract or Contracts of Assignment of all the rights deriving from the LOT, as determined by the BENEFICIARY; the above in the terms and conditions mentioned below.

Given the foregoing declarations, the parties agree on the following:


                                  C L A U S E S

                             CONTRACT OF EXPLORATION

FIRST. The TITLEHOLDERS hereby transfer to the BENEFICIARY, the exclusive right to evaluate and explore the LOT, which identification data are specified in

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declaration I.3. of this document, in accordance with the following provisions:

1. Term. The life of this Contract of Exploration is of 12 (twelve) months, counted from the date of execution and ratification of this document before Notary Public.

1.1 The aforesaid term shall be compulsory for the TITLEHOLDERS, and voluntary for the BENEFICIARY; therefore, the latter may terminate this Contract of Exploration, at any time, at its sole discretion and without any responsibility for itself, by means of a written notice addressed to Mr. Felix Gomez Garcia (in his capacity of representative of the TITLEHOLDERS), with 15 (fifteen) days anticipation to the date on which the BENEFICIARY wishes such termination to be effective; the BENEFICIARY obligating itself to pay any outstanding debt which same had committed to pay according to this document and is considered due to the BENEFICIARY, prior to the date on which the termination be effective.

That indicated in the last part of the preceding paragraph means that, in order to determine if, upon the termination of these Contracts, any outstanding debt to be paid by the BENEFICIARY exists or not, the parties agree on the following:

(i) As concerns the payment of duties over mining concessions (surface taxes) to be generated for the first and second semesters of 1999: if on January 1, 1999 these Contracts remain in effect -because the BENEFICIARY had not delivered the respective termination notice or because such termination has not became effective- then the BENEFICIARY shall reimburse to the TITLEHOLDERS the corresponding amount paid as surface taxes for the first semester of 1999; otherwise, it is expressly agreed that such surface taxes shall be of the exclusive responsibility of the TITLEHOLDERS. The foregoing shall be also applicable on July 1, 1999, with respect to the surface taxes corresponding to the second semester of 1999.

(ii) As concerns the payments established in sections 4. and 4.2 of Clause Second of these Contracts: it is expressly agreed that, should any of the dates -individually considered- referred to in each subparagraph of section
     4.2 of Clause Second arrives and these Contracts are still in effect -because the BENEFICIARY had not delivered the respective termination notice or because such termination has not became effective- then the BENEFICIARY shall pay the corresponding amount according to the respective subparagraph; otherwise, the provision referring to "release of the obligation of making payments" contained in Section 5. of Clause Second of these Contracts shall be applicable.

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That indicated in this section 1.1 means that the TITLEHOLDERS, as of now, grant their broadest consent, should that be the case, for the BENEFICIARY to terminate in advance this Contract, in the manner agreed in this section, without it is being necessary to enter into an express termination agreement or for the BENEFICIARY to comply with any other formality; the foregoing is stated for all legal purposes and particularly for the purpose of that mentioned in the last paragraph of article 76 of the Regulations to the Mining Law, taking into consideration that this document is ratified by the parties before a Notary Public.

1.2 Given the duration of this Contract of Exploration, it is expressly agreed that any title of mining concession that replaces or derive from the title currently covering the LOT, shall be incorporated to the subject matter of this Contract under the concept LOT, and therefore shall be subject to that set forth in this document.

2. Access. Given the exclusive right to explore herein granted to the BENEFICIARY, the TITLEHOLDERS obligate themselves to cooperate with the BENEFICIARY in order for the latter to obtain free and full access to the surface covered by the LOT, stating the TITLEHOLDERS that all the authorizations required from the owners or possessors of the surface where the LOT is located have been obtained, in order to allow the BENEFICIARY the free access to same for the execution of the exploration works referred to in this document. The expenses to obtain future authorizations to have access to the LOT shall be borne by the BENEFICIARY, prior authorization by the latter for such purposes.

2.1 Likewise, the TITLEHOLDERS obligate themselves that, if during the term of this Contract of Exploration the owners or possessors of the surface where the LOT is located change, or the circumstances under which the corresponding authorizations were granted to have free access to the LOT and to carry out the exploration works change, they shall cooperate with the BENEFICIARY to obtain new authorizations, as required, in order for the BENEFICIARY to be able to carry out the exploration works indicated in this Contract, according to its work program.

3. Works. The exploration to be carried out by the BENEFICIARY, be it directly or through contractors who render their services to the BENEFICIARY, comprise, among others, the works that allow the location, identification and determination of mineral substances existing in the LOT, consisting of site preparation, geological investigations and examinations, including geological explorations, topographical works, drilling of any kind and mining works such as drifts, trenches, fronts, crosscuts, shafts and the like considered convenient, additionally to one or more feasibility studies for the evaluation of this project aimed at establishing a new mining unit.

Likewise the exploration to be carried out by the BENEFICIARY includes all such activities related thereto and permitted by the applicable legal provisions in

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the area of mining, particularly those indicated in articles 28 and 29 of the
Mining Law, and which may be used to prove the assessment works to which the TITLEHOLDERS are obligated as concessionaires of the LOT.


4. Buildings and Constructions. From this date, the BENEFICIARY is authorized to perform, at its own cost and risk, by itself or by means of third parties, all of the works and build the structures, buildings, improvements, means of access and others, as well as to install and use all the machinery and equipment required for the exploration, which may be removed at any time, during the life of this Contract of Exploration and during an additional term of 90 (ninety) days after the termination of this Contract, whether the property of the BENEFICIARY or of its contractors or third parties, if and when the removal of same does not jeopardize the safety of the works carried out, in which case they may not be removed.

4.1 It is understood that the permanent support works, struts and in general the works necessary for the safety and stability of the mines may not be removed, in accordance with that provided by the Mining Law.

4.2 The BENEFICIARY may request the support and assistance of the TITLEHOLDERS, should that be necessary, to negotiate with the owners or possessors of the surface comprising the LOT, for the performance of the works and constructions referred to in this section 4, whether temporary or permanent. The expenses to obtain such authorizations shall be borne by the BENEFICIARY.

5. Consideration for the Right to Explore and Investment Commitments. As consideration for the right to explore granted by the TITLEHOLDERS to the BENEFICIARY in accordance with this Contract, the latter obligates itself, during the life thereof, to carry out investments in exploration, development of mining works, and any other activities which purpose is to evaluate the potential mineral existing in the LOT, for which purposes, the BENEFICIARY shall invest the amounts that it considers convenient, taking into consideration the minimum investments set forth in the Mining Law and in its Regulations.

5.1 It is expressly agreed that the BENEFICIARY shall have the right to explore the LOT with no restriction whatsoever during all the time in which this Contract of Exploration is in effect.

5.2 Acts of God or Force Majeure. It is expressly understood that the BENEFICIARY shall not be liable for the delay or total or partial non-fulfillment of its obligations, consisting in the performance of the exploration works in terms of this document, as well as of making the payments referred to in section 4 of Clause Second of these Contracts, when such delay or

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non-fulfillment results from an Act of God or force majeure, this is, from facts or events of nature or man that are unforeseeable or that even in the case they might be foreseen, they cannot be avoided by the BENEFICIARY.

In accordance with that indicated in the above paragraph, the parties agree that the events mentioned below, as examples but not in a limitative manner, shall be considered as acts of God or force majeure: accidents such as fire, explosions, flooding, tempests, tremors, epidemics, civil disturbances, labor disturbances, strikes, wars, invasions, oppositions or disturbances caused by rural communities, ejido's communities or any other kind of association legally created or not, as well as oppositions or disturbances caused by any other person impeding the free access of the BENEFICIARY to the LOT or obstructing the performance of the mining works set forth in this Contract, as well as actions or omissions of any governmental authority, whether Federal, State or Municipal, which include the delay or impossibility to timely obtain such permits required from any governmental authority, individual or corporation, group or entity to carry out the mining works provided for in this document.

The aforecited events shall be considered as acts of God or force majeure, as the case may be, if in the event of occurrence they obstruct or delay, whether totally or partially, the fulfillment of the obligations of the BENEFICIARY, if and when such event is not provoked by an action or omission imputable to the BENEFICIARY itself.

In the event that an occurrence take place causing an act of God or force majeure, the BENEFICIARY shall notify it to the TITLEHOLDERS within a term of 30 (thirty) calendar days, counted from the date on which the BENEFICIARY becomes aware of such event.

If the act of God or force majeure continues, the term to carry out the works of exploration shall be extended for a term equal to the duration of the act of God or force majeure, in order for the term of the exploration to be of one effective year.

5.3 Proof of Works. It shall be the responsibility of the TITLEHOLDERS that indicated in section 8 of this Clause First and section 3 of Clause Second of these Contracts, with respect to the proof of the mining works carried out in the LOT; the foregoing, under the terms of that provided by the Mining Law and its Regulations.

For the purposes of that indicated above, the BENEFICIARY obligates itself to inform in writing to the TITLEHOLDERS not later than April 30, 1999, with respect to the exploration works performed under the terms of this Contract, furnishing to the TITLEHOLDERS copies of the documents evidencing the investments made.

5.4 Definitive Suspension of the Investment Commitments. If at any time the BENEFICIARY would decide not to proceed, and therefore, to terminate this

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Contract of Exploration in advance, it shall not be obligated to make any further investments other than those carried out as of the date of the termination notice.

In this latter case, the BENEFICIARY shall inform the TITLEHOLDERS -through their representative- of the works carried out as of the date of the termination notice, and shall deliver to the TITLEHOLDERS a copy of the documents evidencing the investments carried out, and which documents had not been previously delivered to the TITLEHOLDERS representative, and shall withdraw without keeping any interest whatsoever in the LOT.

6. Use of Mineral. So long as the BENEFICIARY does not exercise its right to acquire mentioned below, if by virtue of the performance of the mining exploration works mineral would be extracted, it may -during the life of this Contract of Exploration- take gratuitously up to 500 (five hundred) tons of mineral to carry out all kind of samples and metallurgic tests, in the understanding that the rest of the mineral obtained will remain in benefit of the TITLEHOLDERS.

On the other hand, so long as the BENEFICIARY does not exercise the right to acquire the LOT, it is expressly agreed that the TITLEHOLDERS may continue extracting mineral from the LOT, up to an amount of 50 (fifty) tons per month; the foregoing, if and when such works do not interfere with the exploration works being carried out by the BENEFICIARY and such works are completely stopped at the moment the BENEFICIARY, in its case, acquires the LOT.

7. Obligations of the BENEFICIARY. In the performance of the exploration, the BENEFICIARY obligates itself to the following:

a) To carry out the exploration works pursuant to custom and usage of the good miner and in accordance with the Mining Law, its Regulations and other legal provisions related to the mining activities, allowing the TITLEHOLDERS to inspect the works carried out by the BENEFICIARY, if and when the formers do not interfere or interrupt the activities which are being carried out by the BENEFICIARY in the LOT.

b) To preserve the LOT in good maintenance conditions, when carrying out the exploration of same.

c) To take care of the maintenance of the monument of the starting point and of location of the LOT, for which purposes the TITLEHOLDERS shall deliver to the BENEFICIARY the corresponding documents, such as expert reports and others.

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d) To deliver to the TITLEHOLDERS -through their representative- within a term of 60 (sixty) calendar days following the termination of this Contract of Exploration, if the definitive Contract of Assignment of Rights mentioned below is not executed, a non-interpretative report on the exploration operations, which shall include a report with respect to the mineral deposits located in the LOT, as well as in connection with the geological, mining and sampling works performed, with copies of the geological and topographical maps and of the drilling made; such information and documents shall not be interpretative and may be delivered in English version, should the originals have been drafted in such language.

e) To comply with the labor, social security, tax and other obligations with respect to the personnel of the BENEFICIARY working on the LOT, as a consequence of the exploration carried out by the BENEFICIARY in accordance with this Contract.

f) To hold the TITLEHOLDERS free and harmless of any claim tried against them by employees or workers of the BENEFICIARY or by third parties contracted by the latter to whom the BENEFICIARY may have entrusted the rendering of a service on the LOT.

g) To comply with the obligations in the environmental area, with respect to the activities carried out in the LOT directly by the BENEFICIARY or through its contractors.

h) To reimburse the TITLEHOLDERS, as from the date of execution of this Contract of Exploration and during the life of same, the surface taxes deriving from the LOT that in the future become due and be effectively paid by the TITLEHOLDERS; such reimbursement shall be made by the BENEFICIARY within the 30 (thirty) calendar days following the date on which the TITLEHOLDERS delivers to the BENEFICIARY the corresponding payment receipts; the foregoing taking into consideration that provided in subparagraph (i) of section 1.1 of this Clause First.

8. Obligations of the TITLEHOLDERS. Given the right to explore granted to the BENEFICIARY by the TITLEHOLDERS, the latter obligate themselves during the life of these Contracts to the following:

a) To maintain in force and in their favor the rights derived from the mining concession that cover the LOT.

b) Not to transfer the rights derived from the mining concession covering or that in the future may cover the LOT to third parties different to the BENEFICIARY, or its designee, in case the right to acquire is exercised in the terms and conditions of the Contract of Promise of Assignment of Rights contained herein.

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c) To maintain the rights derived from the mining concession that covers the
LOT, free from all encumbrances, liens, burdens or ownership limitation of any nature, except for that indicated in this document.

d) Not to interfere, impede nor to obstruct the exclusive right to evaluate and to explore the LOT granted to the BENEFICIARY in accordance with this Contract; to the contrary, the TITLEHOLDERS obligate themselves to make their best efforts to facilitate and support the activities performed by the BENEFICIARY and shall cooperate with same to the extent required by it, in order for the BENEFICIARY to conclude such evaluation and exploration at its entire satisfaction.

e) To cooperate with the BENEFICIARY in order to obtain free access to the LOT, in terms of that mentioned in section 2 of this Clause First.

f) To comply with the labor, social security, tax and other obligations with respect to the personnel of the TITLEHOLDERS working on the LOT, as a consequence of any activity that the TITLEHOLDERS carry out.

g) To hold the BENEFICIARY, its representatives, officers and outside advisors free and harmless of any claim and/or responsibility that may be tried against them, as a consequence of acts directly imputable or of the exclusive responsibility of the TITLEHOLDERS, their workers, or derived from any act deriving from the exclusive responsibility of the TITLEHOLDERS.

h) To maintain in secrecy during the duration of this Contract and for an additional period of 1 (one) year, counted from the date of acquisition of the LOT -if the right to acquire is exercised by the BENEFICIARY- any and all information that the TITLEHOLDERS receive from the BENEFICIARY and that has not been of the public knowledge before and in any manner whatsoever, which information shall be of an industrial nature and shall be considered and treated as privileged information and industrial secret.

i) To prove the works and mining works performed in the LOT during the life of this Contract, under the terms of the applicable legal provisions, as well as to continue complying with other obligations assessed upon mining concessionaires by the Mining Law, its Regulations and other legal provisions.

j) To pay during the life of this Contract of Exploration and with respect to the LOT, the totality of the duties on mining concessions referred to by the Federal Duties Law (surface taxes); same taxes that will be reimbursed by the

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BENEFICIARY to the TITLEHOLDERS as from the date of execution of this Contract of Exploration; taking always into consideration that provided in subparagraph
(i) of section 1.1 of this Clause First.

k) To pay -within 5 (five) calendar days counted from the date of execution and ratification before Notary Public of this document or, in its case, not later than November 30, 1998- with the amount received by each one of them as first payment established in subparagraph a) of section 4.2 of Clause Second of these Contracts, the totality of the outstanding surface taxes deriving from the LOT, owed by the TITLEHOLDERS, as well as to file with the mining authorities copies of the corresponding receipts, in order for them to be considered as current in the compliance of said obligation.

In order to carry out the foregoing, the parties agree that, with respect to the payment to be made in favor of the TITLEHOLDERS referred to in the preceding paragraph, the amount required to pay the outstanding surface taxes deriving from the LOT shall be separated; the foregoing, in order for the representatives of the TITLEHOLDERS and of the BENEFICIARY -jointly- make the corresponding payments and file with the mining authorities, the respective receipts.

                   CONTRACT OF PROMISE OF ASSIGNMENT OF RIGHTS

SECOND. The TITLEHOLDERS hereby promise and obligate themselves to assign in property to the BENEFICIARY or to its designee, without any reserve or limitation, free of all encumbrances, lien, burden or ownership limitation of any nature, the totality of the rights derived from the title of mining concession which cover or in the future may cover the LOT, upon request to the TITLEHOLDERS the assignment of said rights, by means of a written notice addressed to the TITLEHOLDERS -through their representative- with a 15 (fifteen) calendar days anticipation to the date on which the right herein referred to is desired to be exercised, if and when that mentioned below is complied with.

If the right to acquire the LOT is exercised, the TITLEHOLDERS obligate themselves to simultaneously assign to the BENEFICIARY or its designee for such purposes, without any reserve or limitation, all the rights that the TITLEHOLDERS may have to access the surface comprising the LOT, such as rights for the land expropriation, temporary occupations, licenses, permits, authorizations, easements or any equivalent permits that, in general, allows the carrying out of the mining works.

This Promise of Assignment of Rights shall be additionally governed by the following:

1. Term. The term during which the BENEFICIARY may exercise, at any time, the right to assign to the BENEFICIARY itself or to its designee, the rights derived

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from the title of mining concession which covers the LOT, as well as the above referred rights that the TITLEHOLDERS may have to access the LOT, shall be of a period of 12 (twelve) months counted from the date of execution and ratification before a Notary Public of these Contracts.

1.1 The aforesaid term shall be compulsory for the TITLEHOLDERS, and voluntary for the BENEFICIARY; therefore, the latter may terminate this Contract of Promise, at any time, at its sole discretion and without any responsibility for itself, by means of a written notice addressed to the TITLEHOLDERS -delivered to their representative- with 15 (fifteen) days anticipation to the date on which the BENEFICIARY desires the termination to be effective; obligating the BENEFICIARY itself to pay any outstanding debt that the latter had committed to pay in terms of these Contracts and that is considered due to the BENEFICIARY prior to the date on which the termination becomes effective. In relation to that stated in this section, the provisions referred to in subparagraphs (i) and
(ii) of section 1.1 of Clause First of these Contracts shall be also applicable.

That indicated in the preceding paragraph, means that the TITLEHOLDERS, as of now, grant their broadest consent, should that be the case, for the BENEFICIARY to terminate in advance these Contracts, in the manner agreed in this section, without being necessary to enter into an express termination agreement or for the BENEFICIARY to comply with any other formality; the foregoing is stated for all legal purposes and particularly for the purpose of that mentioned in the last paragraph of article 76 of the Regulations of the Mining Law, taking into consideration that this document is ratified by the parties before a Notary Public.

1.2 Given the duration of this Contract of Promise, it is expressly agreed that any title of mining concession that replace or derive from the title currently covering the LOT, shall be incorporated to the subject matter of this Contract under the concept LOT, and therefore shall be subject to that set forth in this document.

2. Obligations of the Titleholders. The TITLEHOLDERS obligate themselves that, during the term indicated, they shall not encumber, burden nor limit in any manner whatsoever, the rights derived from each and all the mining concessions that cover and will cover in the future the LOT, nor to enter into any contract with respect to the LOT, except with the BENEFICIARY or its designee for such purposes, and therefore the TITLEHOLDERS guarantee the existence, validity and availability of the aforecited rights.

2.1 Likewise, the TITLEHOLDERS obligate themselves not to request reduction, subdivision nor unification of the surface which covers the LOT; likewise, the TITLEHOLDERS obligate themselves not to waive from the rights derived from the same LOT; the foregoing without prior written authorization of the BENEFICIARY through a legal representative with authority therefor.

3. Other Obligations The TITLEHOLDERS obligate themselves to comply with the execution and to file the proof of assessment works carried out in the LOT, in terms of that provided in the applicable legal provisions of the Mining Law and its Regulation, according to the investments made by the BENEFICIARY, in accordance with the Contract of Exploration contained in this document, as well as in accordance with any other investments made, in its case, by the TITLEHOLDERS.

4. Consideration for the Promise and for the Assignment of Rights. The consideration that shall be paid to the TITLEHOLDERS -through Mr. Felix Gomez Garcia- for the onerous promise and for the assignment of all the rights derived from the mining concession which cover or in the future may cover the LOT, shall be in the amounts mentioned in subparagraphs a) through k) of section 4.2 below, which amounts will be paid on the dates indicated.

4.1 Currency and VAT. Payments made to the TITLEHOLDERS as consideration for the promise and for the assignment of the rights referred to in this Contract, shall be made in dollars, currency of the United States of America or its equivalent in Mexican currency on the date of payment, plus the corresponding Value Added tax (V.A.T.) to each payment.

4.2 Schedule of Payments. The amounts referred to in section 4 above shall be as follow:

a) The date on which this Contract of Promise of Assignment of Rights be executed and ratified before a Notary Public, the total amount of $2,000.00 (two thousand dollars).

   It is expressly agreed that, with respect to the amount referred to in this subparagraph a), the amount required to pay the outstanding surface taxes deriving from the LOT shall be separated; the foregoing in order for -within the 5 (five) calendar days counted from the date of execution and ratification before Notary of this document- the representatives of the TITLEHOLDERS and of the BENEFICIARY to make the corresponding payments, as well as to file the respective receipts with the mining authorities.

   In the event that the TITLEHOLDERS would not be able to pay the total amount due as surface taxes within the aforesaid term of 5 (five) calendar days, then the latter are hereby authorized -and at the same time obligated- to agree with the competent tax authorities on a first payment to be made within the 5 (five) calendar days following the date of execution and ratification of this document before a Notary Public, if and when they commit themselves to pay the respective outstanding balance not later than November 30, 1998.

   Once the TITLEHOLDERS have made such payment(s) they shall furnish to the BENEFICIARY the corresponding receipt(s).

b) On November 30, 1998, provided that the Contracts contained in this document are still in effect, the total amount of $1,000.00 (one thousand dollars 000/100).

c) On December 31, 1998, provided that the Contracts contained in this document are still in effect, the total amount of $1,000.00 (one thousand dollars 000/100).

d) On February 1, 1999, provided that the Contracts contained in this document are still in effect, the total amount of $1,500.00 (one thousand five hundred dollars 000/100).

e) On March 1, 1999, provided that the Contracts contained in this document are still in effect, the total amount of $2,500.00 (two thousand five hundred dollars 000/100).

f) On March 31, 1999, provided that the Contracts contained in this document are still in effect, the total amount of $2,500.00 (two thousand five hundred dollars 000/100).

g) On April 30, 1999, provided that the Contracts contained in this document are still in effect, the total amount of $2,500.00 (two thousand five hundred dollars 000/100).

h) On May 31, 1999, provided that the Contracts contained in this document are still in effect, the total amount of $2,500.00 (two thousand five hundred dollars 000/100).

i) On June 30, 1999, provided that the Contracts contained in this document are still in effect, the total amount of $2,500.00 (two thousand five hundred dollars 000/100).

j) On July 30, 1999, provided that the Contracts contained in this document are still in effect, the total amount of $2,500.00 (two thousand five hundred dollars 000/100).

k) On August 31, 1999, provided that the Contracts contained in this document are still in effect, the total amount of $4,500.00 (four thousand five hundred dollars 000/100). At the moment this last payment is made, it will be understood that the right to acquire the LOT has been fully exercised.

l) Should the option to acquire the LOT be exercised prior to August 31, 1999, the BENEFICIARY shall pay to the TITLEHOLDERS, such amounts referred to in subparagraphs b) to k) above which had not been paid with respect to the dates which have not been met, in order for the total consideration for the promise and for the assignment of all the rights deriving from the mining concession which at that moment covers the LOT be, in any case, the total amount of $25,000.00 (twenty five thousand dollars 00/100), plus the corresponding V.A.T.

5. Release of the Obligation of Making Payments. It is expressly agreed, as indicated above that the BENEFICIARY shall have the right to terminate this Contract of Promise of Assignment of Rights at any time, at its own discretion and without any obligation by means of a written notice addressed to the TITLEHOLDERS and, in such event, the BENEFICIARY shall have no obligation to make any payment of those amounts referred in all subparagraphs of section 4.2 above, with respect to the dates that have not elapsed.

5.1 Earnest money. It is expressly understood that, in the event the BENEFICIARY terminates this Contract in advance, the amounts that the TITLEHOLDERS would have received as of the date on which the BENEFICIARY delivers to them the notice of termination, shall inure to their benefit as earnest money.


                            COMMON TO BOTH CONTRACTS

THIRD. Other Obligations of Both Parties. The TITLEHOLDERS and the BENEFICIARY expressly obligate themselves that, during the life of these Contracts in the performance of their respective activities they will faithfully comply with all obligations imposed upon them by the Mining Law, its Regulations, the environmental, water, security and hygiene in the mines, labor, tax and other applicable legal provisions; likewise, they obligate themselves not to incur in any of the causes for nullity, cancellation, suspension or expiration of rights referred to by the Mining Law, with respect to the mining concessions which cover and will cover in the future the LOT.

Given that no labor relationship whatsoever will exist between the workers or contractors of each one of the parties, with respect to the other, the TITLEHOLDERS and the BENEFICIARY agree that each party shall assume its entire responsibility whether of a labor, social security, or tax nature, and others, with respect to their own workers and contractors; therefore, each party agrees to hold the other free and harmless of any claim, lawsuit or accusation or complain that could be filed against the other party, by the workers or employees of said party, by its contractors or by the authorities in the labor or administrative area.

FOURTH. Incompliance. Notwithstanding any stipulation on the contrary agreed in this document, should any party be or incur on incompliance (the "Non-complying Party"), with respect to any obligation stated in these Contracts, the affected party of such incompliance (the "Affected Party"), may give written notice specifying in which the incompliance consists ("Notice of Incompliance") to the Non-complying Party, in order to:

(a) within the five working days following to the reception of the Notice of Incompliance -referring to the lack of payment of any amounts that must be paid in terms of these Contracts- the Non-complying Party: (i) pays to the Affected Party the totality of such amounts due; (ii) proves that such amounts have been paid; or, (iii) justifies the valid reasons -not imputable to itself- why the corresponding payments have not been made.

(b) within the 30 (thirty) calendar days following to the reception of the Notice of Incompliance -which refers to an incompliance different that the lack of payment- the Non-complying Party cures such incompliance or fault, if and when same may be easily corrected within such period; or

(c) in case that the incompliance be different to lack of payment, and that, deriving from its nature it may not be easily corrected during the 30 (thirty) days period referred to in subparagraph (b) above, the Non-complying Party shall initiate -within such 30 (thirty) days term following the reception of the Notice of Incompliance- the necessary and prudent actions in order to correct the incompliance and, therefore, follow such actions in a proper manner until the incompliance be completely cured within a term not exceeding 90 (ninety) calendar days counted from the date on which the Non-complying Party received the Notice of Incompliance.

Notwithstanding the foregoing, the affected party shall be authorized to seek for in good faith for any remedy applicable to such incompliance; with no prohibition that, in case that the Non-complying Party does not carry out that mentioned in subparagraphs (a), (b) or (c) above, within the maximum terms therein contemplated for each case, the Affected Party may exercise its right to judicially terminate these Contracts and to demand the payment of damages and detriment; or, in its case, the right to request the compulsory compliance of the obligations of the Non-complying Party and the payment of damages and detriment.

FIFTH. Registration. The BENEFICIARY expressly obligates itself to register in the Public Registry of Mining these Contracts of Mining Exploration and of Promise of Assignment of Rights, as well as the definitive Contract or Contracts of Assignment of Rights that be executed, should that be the case.

SIXTH. Expenses, Fees and Taxes. All the expenses, fees and taxes caused as a consequence of the execution of these Contracts of Mining Exploration and of Promise of Assignment of Rights, shall be for the account of the BENEFICIARY.

The foregoing, except for the Income Tax applicable to the TITLEHOLDERS, who -individually- obligate themselves to issue the corresponding receipts (invoices) for the amounts that each one of them receive; the foregoing in accordance to the Income Tax Law.

Likewise, the TITLEHOLDERS obligate themselves to comply with all the obligations imposed upon them by the applicable tax provisions in force, given that they have stated to the BENEFICIARY that they are recorded in the Federal Taxpayers' Registry, Mr. Felix Gomez Garcia under code GOGF-270729-AT3 and Mr. Zenon Flores Damian under code FODZ-390622.

Given that mentioned in the preceding paragraphs, it is understood that, so long the applicable tax provisions do not provide otherwise, for each payment to be made to the TITLEHOLDERS, the corresponding withholding of the Income Tax will be made, delivering to the TITLEHOLDERS -through their representative- the withholding certificate and, once such tax be paid, shall deliver to said representative of the TITLEHOLDERS copy of the corresponding income tax returns.

In accordance with that provided by the Value Added Tax Law, for each payment that the TITLEHOLDERS receive, they shall separate in an express manner the amount corresponding to the Value Added Tax, as set forth in the applicable articles of the abovementioned Law, as well as on those applicable of the Fiscal Code of the Federation.

SEVENTH. Guaranty of Compliance. The TITLEHOLDERS Messrs. Felix Gomez Garcia and Zenon Flores Damian, obligate themselves in accordance with articles 2554, fourth paragraph, 2587 and 2596, first paragraph, of the Civil Code for the Federal District on Common Matters and for all of the Republic on Federal Matters, to grant before a Notary Public, a special and irrevocable power of attorney, in order to guarantee the compliance with the obligations undertaken by the TITLEHOLDERS in accordance with this document, in the following terms:

    "Messrs. Felix Gomez Garcia and Zenon Flores Damian, on their own behalf, grant to Messrs. Fernando David Estavillo Castro, Juan Pizarro Suarez Vergara Lope, Alejandro Staines Anzaldo, Cristina Sanchez Urtiz, Othon Frias Calderon and Alberto Mauricio Vazquez Sanchez, a special and irrevocable power of attorney to be exercised jointly or individually, in order that in the name and on behalf of the grantors:

    They comply, if so required by Polo y Ron Minerales, S.A. de C.V. or by its designee expressly and in writing, with the obligations undertaken by Messrs. Felix Gomez Garcia and Zenon Flores Damian in favor of Polo y Ron Minerales, S.A. de C.V., in the Contracts of Mining Exploration and of

    Promise of Assignment of Rights entered into between the grantors as promisors (in said Contracts named as the "TITLEHOLDERS") and Polo y Ron Minerales, S.A. de C.V. as promisee (in said Contract the "BENEFICIARY"), consisting on executing with the latter or with its designee, a Definitive Contract of Assignment of the Rights derived from the title of mining concession covering the LOT:

 a) "LOS COMPADRES", mining exploitation concession, title 172622, issued on March 30, 1984; located in the Municipality of Tetipac, State of Guerrero, with a surface of 30.0003 hectares, recorded under number 262, page 66, volume 231 of the General Book of Mining Concessions of the Public Registry of Mining;

This power of attorney is granted with the limitation that in order to exercise the authority to assign the rights therein referred, the attorney(s)-in-fact exercising this mandate must evidence to the Notary Public before whom the signatures of the Contract of Assignment of Rights derived from the LOT are ratified, that it has been delivered to the TITLEHOLDERS the total amount of the price agreed for the promise and for the assignment of rights of the LOT, or that such consideration has been deposited in favor of the TITLEHOLDERS.

This power of attorney is granted, in addition, in order that if so required expressly and in writing by the BENEFICIARY or its designee, the attorneys in fact exercise all of the rights that the Mining Law, its Regulations and other applicable dispositions, in the area of mining grant to the concessionaires with respect to their concessions, as well as to comply with the obligations upon of Messrs. Felix Gomez Garcia and Zenon Flores Damian, among which are included, in an exemplarily manner though not limited to, file the reports and proofs of the execution of the mining works to which the Mining Law and its Regulations refer; initiate mining opposition procedures; exercise administrative remedies in terms of the Mining Law, its Regulations and other applicable provisions; initiate constitutional protection proceedings; and, other acts which are applicable in accordance with said provisions, except to relinquish, subdivide, reduce or unify surface of the LOT, which shall only operate by means of a written authorization jointly signed by Mr. Felix Gomez Garcia and the representative of the BENEFICIARY.

Within the specialty of the power of attorney, the attorneys in fact shall have all of the authority corresponding to a general power of attorney for lawsuits and collections, to administer property, and for acts of ownership, with the broadest authority, as provided for in article 2554 (two thousand five hundred and fifty four) of the Civil Code for the Federal District on Common Matters and for all of the Republic on Federal Matters and the corresponding article of the Civil Code of each State of the Mexican United States; with the limitation that the attorneys in fact may only exercise this power of attorney in matters related to rights deriving from the mining concession that cover or will cover in the future the LOT subject matter of the Contracts referred to herein.

Given that the power of attorney contained in this public instrument is granted for the compliance of obligations acquired by the grantors in a bilateral contract, it is expressly stated that the power of attorney is granted with an irrevocable nature, under the terms of article 2596 (two thousand five hundred and ninety six) of the Civil Code for the Federal District on Common Matters and for all the Republic on Federal Matters and the corresponding article of the Civil Code of each State of the Mexican United States.

This power of attorney will be in effect during the time in which the obligations of the grantors in the Contracts of Mining Exploration and of Promise of Assignment of Rights referred to subsist, of which copy is attached hereto in order to form an integral part of this instrument."

EIGHTH. BENEFICIARY's guaranty. The BENEFICIARY shall become liable before the TITLEHOLDERS, of each and all the obligations convened by the attorneys-in-fact in the mandate referred to in the above Clause, should either it or the attorneys-in-fact illegally exercise the authority conferred upon them by such mandate.

NINTH. The TITLEHOLDERS obligate themselves to furnish to the BENEFICIARY all the information that it requests, as well as to sign, evidence and comply with any other necessary requirement and to exercise the legal actions that may be required, in order to: (i) obtain, whenever needed, any authorizations for the BENEFICIARY to exercise the rights herein granted; (ii) maintain the LOT subject matter of these Contracts, free of all charge, lien, burden, or limitation of domain of any nature, according to that agreed in this document; and, (iii) in general, to solve any contingency that may affect the legal status of the LOT and that may prevent, limit or hinder the exercise of the rights granted by virtue of this document to the BENEFICIARY.

TENTH. Communications. All communications to be made among the parties pursuant to these Contracts, shall be in writing, delivered at their domiciles in an authentic manner; and, for such purpose, the parties designate the following domiciles:

THE TITLEHOLDERS:
MR. FELIX GOMEZ GARCIA and
FELIX FLORES DAMIAN
Domicilio Conocido
Rancheria el Moral
Zacualpan, Estado de Mexico
Att'n: Mr. Felix Gomez Garcia

THE BENEFICIARY:
POLO Y RON MINERALES, S.A. DE C.V.
Avenida Paseo Bolivar No. 201
Chihuahua, Chihuahua
Att'n: Mr. Allen Zebrowski

Any change of domicile or of representative shall be notified in writing, delivered in an authentic manner.

ELEVENTH. Alternative Formalities. The TITLEHOLDERS authorize the BENEFICIARY, as of now, to formalize this document in public instrument before a Notary Public of its choice, at the expense of the latter and without requiring the appearance of the TITLEHOLDERS.

TWELFTH. Assignment. The TITLEHOLDERS, expressly authorize the BENEFICIARY, as of now, to assign totally or partially without the need to obtain the consent of the TITLEHOLDERS the rights and obligations deriving from this document in favor and in charge of the BENEFICIARY; the foregoing if and when in the document containing such assignment of rights and obligations, the express acceptance of the assignee in order to subrogate in all of the obligations that by virtue of this document the BENEFICIARY acquires is contained; likewise, the third party acquiring such rights and obligations, must commit itself that, in case that in the future executes another contract whereby transfers or sells such rights and obligations, shall contain the same clause.

The parties agree that so long as these Contracts are in effect, they shall be valid and binding for the contracting parties, as well as for the designee of the BENEFICIARY and the respective successors or assignees of the parties, and for the heirs or legatees of the TITLEHOLDERS.

THIRTEENTH. Absence of Injury. The parties, notwithstanding the nature of this document, expressly declare that in the covenants subject matter of same there is that no injury and, even in case it exists, they expressly waive the right to request the relative nullity referred to in articles 2228 and 2239 of the Civil Code for the Federal District on Common Matters and for all the Republic on Federal Matters and the corresponding article of the Civil Code of each State of the Mexican United States.

FOURTEENTH. Applicable Laws and Jurisdiction. This Contract which is entered into under the terms of article 78 of the Commerce Code, is of a mercantile nature; therefore, for all that not expressly agreed upon herein and for the interpretation of and compliance with same, there shall be applied the Mining Law, its Regulations and the Commerce Code, as well as suppletory law the Civil Code for the Federal District on Common Matters and for all of the Republic on Federal Matters, for that not provided for in the first two.

For the resolution of any controversy which might arise from this document, the parties expressly agree to submit themselves to the jurisdiction of the competent courts in Mexico, Federal District.

FIFTEENTH. Headings. The parties acknowledge that the headings in the Clauses, sections, subparagraphs in which these Contracts are divided, have been stated only with the purpose of easy reading of this document, therefore, such headings have no interpretative or linking value.

Once this document, was read by the parties, they ratify same in its entirety and sign it as evidence thereof, the TITLEHOLDERS on and, the BENEFICIARY on 19 of November, 1998, in the City of Chihuahua, State of Chihuahua.

                                THE TITLEHOLDERS



                             /s/ Felix Gomez Garcia
                             ----------------------
                         Felix Gomez Garcia, on his own
                            behalf and in name and on
                           behalf of Mr. Zenon Flores
                    Damian and Romualda Gomez Lopez de Gomez



                                 THE BENEFICIARY
                              POLO Y RON MINERALES@
                                  S.A. DE C.V.



                             /s/ Allan W. Zebrowski
                             ----------------------
                               ALLAN W. ZEBROWSKI


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